Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROPTECH ACQUISITION CORPORATION,

PTAC MERGER SUB CORPORATION,

PORCH.COM, INC.

AND,

IN HIS CAPACITY AS THE HOLDER REPRESENTATIVE,

Joe HanAuer

DATED AS OF JULY 30, 2020

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EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Conversion Written Consent
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Written Consent — Pre-Closing Holders
Exhibit F	Working Capital Calculation
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of Warrant Cancelation Agreement
Exhibit I	Executed Subscription Agreements
Exhibit J	Form of Governing Documents of PTAC
Exhibit K	Cash Consideration Adjustment Schedule

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2020, is made by and among PropTech Acquisition Corporation, a Delaware corporation (“PTAC”), PTAC Merger Sub Corporation, a Delaware corporation, a wholly-owned Subsidiary of PTAC (“Merger Sub”), Porch.com, Inc., a Delaware corporation (the “Company”), and Joe Hanauer, in his capacity as the representative of all Pre-Closing Holders (the “Holder Representative”). PTAC, Merger Sub, the Company and the Holder Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) PTAC is a blank check company incorporated as a Delaware corporation on July 31, 2019 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is, as of the date hereof, a wholly-owned Subsidiary of PTAC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of PTAC, PTAC is required to provide an opportunity for its shareholders to have their outstanding PTAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the PTAC Shareholder Approval;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company and a wholly-owned subsidiary of PTAC, and, upon the Effective Time (as defined below) of the Merger (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;

WHEREAS, concurrently with the execution of this agreement, certain Pre-Closing Holders are entering into voting and support agreements with PTAC, each substantially in the form attached hereto as Exhibit A (“Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, PTAC is entering into subscription agreements (collectively, the “Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and PTAC has agreed to issue and sell to the PIPE Investors, an aggregate number of PTAC Class A Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $150,000,000.00 on the Closing Date, on the terms and subject to the conditions set forth therein (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with the transactions contemplated by this Agreement, PTAC shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of PTAC (the “Registration Statement / Proxy Statement”) and it is a condition to the consummation of the transactions contemplated by this Agreement that the PTAC Shareholder Approval has been obtained;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, Sponsor owns, and shall own, 4,187,500 PTAC Class B Shares and 5,700,000 PTAC Warrants (the “Sponsor Warrants”);

WHEREAS, at the Closing, PTAC, Sponsor, and certain Pre-Closing Holders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, the board of directors of PTAC has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of PTAC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by PTAC, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with PTAC’s and Merger Sub’s entry into this Agreement, certain Pre-Closing Holders who, collectively, hold at least: (i) a majority of the Company Preferred Stock and (ii) a majority of Series B Company Preferred Stock then outstanding have executed and delivered to the Company an irrevocable written consent in the form set forth on Exhibit C (the “Conversion Written Consent”) in order to effect a conversion of all of the Company Preferred Stock to Common Stock of the Company in accordance with Section 5.1 of the Fourth Amended and Restated Certificate of Incorporation of Porch.com, Inc. (the “Company Charter”) with a Mandatory Conversion Time (as defined in the Company Charter) to be conditioned upon the satisfaction of the conditions set forth in Article 6 (other than those which will be satisfied or waived as of the Closing) or waiver of such conditions in accordance therewith and will occur on the Closing Date but prior to the Effective Time and prior to the execution and delivery of the Written Consent (the “Company Preferred Conversion”);

WHEREAS, subject to the terms set forth herein, the Holder Representative shall serve as the representative of the Pre-Closing Holders (as defined below); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$18 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$20 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“$22 Earn Out Shares” has the meaning set forth in Section 2.6(a)(iii).

“280G Approval” has the meaning set forth in Section 5.20.

“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.

“Accrued Income Taxes” means an amount (which shall not be less than zero in any jurisdiction or for any standalone taxpaying entity) equal to the sum of all accrued but unpaid income Tax liabilities of the Company or any Subsidiary (whether or not yet due and payable), attributable to any taxable period (or portion thereof) that ends on or prior to the Closing Date, which, for the avoidance of doubt, shall not include any Tax liability accrued with respect to book/tax timing differences or any deferred Tax liability or reserve for Taxes (including any amount that would be reserved under ASC 740 or ASC 450 in accordance with GAAP), determined (i) in accordance with the applicable past practices of the Company or applicable Subsidiary, except as required by applicable Law, (ii) by including in taxable income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law) and any deferred revenue (to the extent such deferred revenue liabilities (a) were taken into account in Closing Date Indebtedness or the Debt-Like Items Amount or (b) actually reduced the Closing Merger Consideration pursuant to clauses (f) or (g) of the definition thereof) that in each case would not otherwise be included in taxable income on or prior to the Closing Date, and (iii) by including the sum of the installment payments of the Company and its Subsidiaries due under Section 965(h) of the Code.

“Acquisition Amounts” means, in the event the Company, at any time during the period beginning on the date of this Agreement and ending prior to the Effective Time, directly or indirectly, consummates any of the following transactions, in each case, with a Person other than any Pre-Closing Holder or their Affiliates: (a) acquisition by means of merger, consolidation, reorganization or other similar business combination transaction, of a majority of the outstanding equity interests of another such Person, (b) a minority investment in another such Person, and/or (c) acquisition of all or substantially all of the assets of another such Person, in each case, solely with respect to the identified entities set forth in Section 5.1(b)(ii) of the Company Schedules and in compliance with the terms set forth thereof (including the maximum purchase price payable with respect to any individual transaction and all such transactions in the aggregate) (each such transaction, an “Approved Acquisition Target”), then an amount equal to (i) the aggregate amount of cash and cash equivalents of the Company paid as the purchase price for such Approved Acquisition Target, plus (ii) the aggregate amount of any Indebtedness incurred by the Company to fund the purchase price for such Approved Acquisition Target to the extent such incurred Indebtedness is treated as Closing Date Indebtedness hereunder for purposes of calculating the Closing Merger Consideration.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Additional PTAC SEC Reports” has the meaning set forth in Section 4.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Aggregate Cash Consideration” has the meaning set forth in Section 2.2(c).

“Aggregate PTAC Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by PTAC at Closing from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the PTAC Shareholder Redemption) and (b) the cash proceeds to be received by PTAC at Closing in respect of the PIPE Financing or any Alternative PIPE Financing or any other additional third party financing pursuant to Section 5.7(b).

“Aggregate Stock Consideration” has the meaning set forth in Section 2.2(c).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(f).

“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).

“Alternative Transaction Structure” has the meaning set forth in Section 5.6(a)(iv).

“Approved Revisions” means changes to Section 3.2(a) or Section 3.2(b) of the Company Schedules specifically identified in the Closing Statement: (i) that do not increase the number of or change the terms of any of the Company Restricted Shares, Company Options or Company RSUs that will be converted into PTAC Restricted Shares, PTAC Options or PTAC RSUs pursuant to Section 2.2(b), (ii) that do not, and would not, cause the Company Preferred Conversion to have been fully effected by the Conversion Written Consent, (iii) that do not, and would not, cause the Company Shares subject to Support Agreements to reflect either (x) less than those needed to effect the Required Company Shareholder Approval or (y) less than those set forth in the schedules or exhibits to the executed Support Agreements (on an as-converted basis) delivered as of the date hereof, (iv) that do not reflect any obligations binding upon the Surviving Corporation other than as expressly set forth in this Agreement, (v) that do not increase in any way the Total Merger Consideration or (vi) that are not otherwise material in any respect.

“Ancillary Documents” means this Agreement, the Subscription Agreement, the Registration Rights Agreement, each Support Agreement, each Letter of Transmittal, each Warrant Cancelation Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Applicable Company Stock Percentage” means, with respect to any Supporting Pre-Closing Holder, the quotient (represented as a percentage) of which (i) the number of shares of Company Common Stock set forth in the schedule to the Support Agreement (following the Company Preferred Conversion) delivered by such Supporting Pre-Closing Holder is the numerator and (ii) the total number of shares of Company Stock (calculated on an as-converted basis) held by all Pre-Closing Holders is the denominator.

“Audited Financials” has the meaning set forth in Section 3.4(a)(i).

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business” means the business of, directly or indirectly, providing software and services to home service industries, including home inspection, security, insurance, moving, utility, contractor and other home improvement services, and other ancillary services related thereto (including referral services), and all other businesses conducted currently by any Group Company.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York or Seattle, Washington are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(a).

“Canceled Warrants” has the meaning set forth in Section 2.2(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means, as of the Measurement Time, the consolidated cash balances and cash equivalents of the Company and its Subsidiaries, determined in accordance with the Accounting Principles, which amount shall (i) be reduced by bank overdrafts and outstanding uncleared checks, drafts and wire transfers made by the Company or any Subsidiary to any Person other than the Company or any wholly-owned Subsidiary, (ii) be reduced by Restricted Cash, (iii) be increased by checks and drafts for the benefit of the Company or any wholly-owned Subsidiary which have been received by the Company or any wholly-owned Subsidiary but not yet cleared, in each case as of the Measurement Time, (iv) be increased by any Acquisition Amounts and (v) be increased by any Company Expenses that have been prepaid by the Company as of the Measurement Time, provided that Cash will not include any cash balances or cash equivalents (including any restricted cash) of any Approved Acquisition Target (whether or not consolidated with the Company and its Subsidiaries).

“Cash Funding Amount” has the meaning set forth in Section 2.3(a).

“CBA” has the meaning set forth in Section 3.14(f).

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 2.3(c).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Cash” means, as of the Measurement Time, the consolidated cash balances and cash equivalents of the Company and its Subsidiaries, determined in accordance with the Accounting Principles, which amount shall (i) be reduced by bank overdrafts and outstanding uncleared checks, drafts and wire transfers made by the Company or any Subsidiary to any Person other than the Company or any wholly-owned Subsidiary, (ii) be reduced by Restricted Cash, and (iii) be increased by checks and drafts for the benefit of the Company or any wholly-owned Subsidiary which have been received by the Company or any wholly-owned Subsidiary but not yet cleared, in each case as of the Measurement Time.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Date Indebtedness” means the amount of Indebtedness of the Group Companies existing as of the Measurement Time.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Merger Consideration” means (a) $471,500,000.00, less (b) Closing Date Indebtedness, plus (c) the Cash, less (d) the Unpaid Alternative Transaction Expenses, plus (e) the Excess PTAC Transaction Expenses, minus (f) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital, plus (g) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital, less (h) the Debt-Like Items Amount.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for a PTAC Common Share.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Charter” has the meaning set forth in the recitals.

“Company Common Share” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means the common stock of the Company, $0.01 par value per share.

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock.

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Company Directors” has the meaning set forth in Section 5.18(c).

“Company Equity Plan” means the Company’s 2012 Equity Incentive Plan, and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between PTAC and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel (including, for the avoidance of doubt, Sidley Austin LLP and Dorsey & Whitney LLP)), accountants (including, for the avoidance of doubt, EY and Traverse LLC, advisors, investment bankers (including, for the avoidance of doubt, Houlihan Lokey Capital, Inc. and Financial Technology Partners, LP), brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies)), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (d) the filing fee to be paid pursuant to the HSR Act, (e) the filing fee to be paid for the Registration Statement/ Proxy Statement, and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, or the Pre-Closing Holders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), 3.2(a) through (e) (Capitalization of the Company), 3.3 (Authority), 3.5(i) and (iii) (No Violations) and 3.19 (Brokers).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence from or related to (i) conditions affecting the United States or the global economy generally or any material worsening of such conditions threatened or existing as of the date of this Agreement, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or any material worsening of such conditions threatened or existing as of the date of this Agreement, (iii) changes in conditions of the financial, banking or securities markets generally or any material worsening of such conditions threatened or existing as of the date of this Agreement (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergencies, widespread occurrences of infectious diseases or other comparable events; (x) any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19, or (xi) the matters set forth on Section 3.8(a) of the Company Schedules (and excluding any items not specifically set forth thereon and excluding any matters which may otherwise be deemed disclosed pursuant to Section 8.8) but only to the extent expressly set forth thereon; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Option” means any option to purchase Company Common Stock granted pursuant to a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Preferred Conversion” has the meaning set forth in the recitals.

“Company Preferred Share” has the meaning set forth in Section 2.2(a).

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company, and consisting of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series Seed Preferred Stock.

“Company Preferred Stock Warrants” means the warrants issued by the Company to purchase Company Preferred Stock.

“Company Products” means all Software and other products, excluding any of the foregoing currently in development from which any of the Group Companies are currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company Restricted Shares” means Company Common Shares and shares of Company Preferred Stock that are subject to vesting, repurchase or other lapse restrictions granted pursuant to a Company Equity Plan or an individual restricted stock purchase agreement.

“Company RSUs” means any award of restricted stock units with respect to shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of PTAC or (ii) a sale or disposition of all or substantially all of the assets of PTAC and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of PTAC (or any successor to PTAC) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of PTAC immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) PTAC Common Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Holder Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Company Schedules” means the disclosure schedules to this Agreement delivered to PTAC by the Company on the date hereof.

“Company Shareholder Agreements” means each of Contracts set forth on Section 1.1(a) of the Company Schedules.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Package” has the meaning set forth in Section 5.16(b).

“Company Warrants” means the Company Common Stock Warrants and the Company Preferred Stock Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 19, 2020, by and between PTAC and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 5.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements and applicable to any Group Company, to the conduct of the Business, or to any of the Company IT Systems or any Business Data:  (i) the Group Companies’ own rules, policies, and procedures; (ii) all applicable laws, rules and regulations (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the California Consumer Privacy Act (2020); (iii) industry standards applicable to the industry in which the Business operates (which shall include, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which any Group Company has entered or by which they are otherwise bound.

“Debt-Like Items Amount” means $10,257,575.94.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(g).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(g).

“Earn Out Period” means the date that is thirty six (36) months following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6(a).

“Effective Time” has the meaning set forth in Section 2.1(c).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Employee Earn Out Recipient” has the meaning set forth in Section 2.2(b)(i).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Right” has the meaning set forth in Section 3.2(a).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Awards” has the meaning set forth in Section 5.1(b)(v).

“Excess PTAC Transaction Expenses” means the amount of PTAC Transaction Expenses as of the Measurement Time minus $10,000,000; provided however, that in no event shall the amount of Excess PTAC Transaction Expenses be less than zero (0).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to PTAC and the Company.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Former Employee Earn Out Recipient” has the meaning set forth in Section 2.6(c).

“Fraud” means common law fraud.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or may give rise to Liability or standards of conduct pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, mold, radon, noise, odor, or radiation.

“Holder Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, with respect to the Group Companies, excluding any trade payables and amounts related to deferred accrued acquisition compensation), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (f) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to the Closing Date), (g) unfunded or underfunded Liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (h) with respect to the Group Companies, any and all liabilities for amounts that any Group Company has deferred pursuant to Section 2302 of the CARES Act, (i) with respect to the Group Companies, Accrued Income Taxes, (j) any stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable solely in connection with the consummation of the transactions contemplated hereby (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, without duplication of any amounts taken into account under clause (j)), (k) with respect to PTAC, any Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Contract with any Affiliate Contract at Closing or with respect to the Company, any payables under any Pre-Closing Holder Related Party Transactions or any amounts payable to any Affiliate under any management or similar agreement or pursuant to the termination of any Pre-Closing Holder Related Party Transactions, (l) the items identified in Section 1.1(b) (Identified Indebtedness) of the Company Schedules and (m) any of the obligations of any other Person of the type referred to in clauses (a) through (l) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (m), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness; provided that Indebtedness shall not include the Liabilities arising with respect to the Management Carve-Out Plan or as otherwise set forth on Section 1.1(c) (Excluded Indebtedness) of the Company Schedules or any Indebtedness of any Approved Acquisition Target (whether or not consolidated with the Company and its Subsidiaries).

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the Nasdaq.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, source code (collectively, and together with Data, “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; (f) any of the foregoing rights in clauses (a) through (d) in Data, data classifications and data analysis, enrichment, measurement and management tools; and (i) and all copies and tangible embodiments of any item reference in any of clauses (a) through (f) (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.19.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(i).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit D.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license or sub-license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Malicious Code” has the meaning set forth in Section 3.20(a).

“Management Carve-Out Plan” means a set of cash bonuses payable at the Closing in an amount not to exceed $5,000,000 to be approved by the board of directors of the Company in the thirty (30) day period following the date hereof to be awarded to current employees of the Group Companies.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Measurement Time” means 12:01 a.m. ET on the Closing Date.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Sole Stockholder Approval” means the approval of PTAC, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Merger).

“Minimum Cash Condition” has the meaning set forth in Section 6.3(d).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Net Cash” means an amount equal to: (a) the Aggregate PTAC Transaction Proceeds, plus (b) the Closing Cash, minus (c) the Paid-Off Indebtedness (as designated in accordance with Section 2.3(b) of the Company Schedules), minus (d) the aggregate amount of unpaid Company Expenses as of the Measurement Time, minus (e) the aggregate amount of PTAC Transaction Expenses as of the Measurement Time.

“Net Working Capital” means, without duplication, with respect to the Company and its Subsidiaries, as of the Measurement Time, (a) the consolidated current assets (excluding any Cash, or any income Tax assets or deferred tax assets (such as net operating losses), other than any refunds of overpayments of income Taxes actually receivable in cash in the current Tax period) of the Company and its Subsidiaries consisting of only the line items and adjustments set forth in the example calculation of Working Capital attached hereto as Exhibit F, minus (b) the consolidated current liabilities (but excluding (i) any amounts that are included as Unpaid Alternative Transaction Expenses or Indebtedness of the Group Companies, (ii) any Company Expenses, (iii) any income Tax liabilities, (iv) or Liabilities arising in connection with the Management Carve-Out Plan) consisting of only the line items and adjustments set forth in the example calculation of Working Capital attached hereto as Exhibit F, in each case, with such line items to be calculated in accordance with the Accounting Principles; provided that the calculation of Net Working Capital shall not include any current assets or current liabilities of any Approved Acquisition Target (whether or not consolidated with the Company and its Subsidiaries, and whether or not set forth in the example calculation as Exhibit F).

“New Incentive Plan” has the meaning set forth in Section 5.1.

“New Incentive Plan Size” means (i) fifteen percent (15%) of the aggregate number of PTAC Common Shares outstanding at Closing (but without inclusion of any Earn Out Shares), reduced by the sum of (ii) (A) the number of PTAC Common Shares, if any, that are subject to PTAC Options, PTAC RSUs or PTAC Restricted Shares into which Excess Awards are converted pursuant to Section 2.2(b) and (B) (i) an amount equal to the total Management Carve-Out Plan divided by (ii) the Redemption Value Price.

“NewCo” has the meaning set forth in Section 5.6(a)(iv).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“Open Source Software” means any Software that is licensed pursuant to:  (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL); and the Server Side Public License (SSPL) or (ii) any license to Software that is considered “free” or “open source software”, including by the Open Source Foundation or the Free Software Foundation.

“Option Exchange Ratio” shall be a ratio, (i) the numerator of which shall be the Per Common Share Value and (ii) the denominator of which shall be the Redemption Value Price.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Pay-Off Letters” has the meaning set forth in Section 5.21.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.17(a).

“Per Common Share Value” means (i) the aggregate value of the Closing Merger Consideration as allocated to the Pre-Closing Holders of Company Common Shares as set forth on the Allocation Schedule divided by (ii) the aggregate number of Company Common Shares held by the Pre-Closing Holders as set forth on the Allocation Schedule.

“Permits” means any approvals, authorizations, waivers, consents, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property; (f) Liens which would not be or reasonably be expected to be material to the Group Companies, (g) Liens described on Section 1.1(d) of the Company Schedules, (h) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed and (i) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data or information otherwise subject to a Data Privacy and Security Requirement (including if it constitutes “personal information” or “personal data” or other equivalent term under applicable Data Privacy and Security Requirements).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Holder Related Parties” has the meaning set forth in Section 3.19.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Company Preferred Shares, Company Options, Company RSUs, Company Warrants or Company Restricted Shares immediately prior to the Effective Time.

“Pre-Closing PTAC Holders” means the holders of PTAC Shares at any time prior to the Closing.

“Prior Company Counsel” has the meaning set forth in Section 8.20(a).

“Prior PTAC Counsel” has the meaning set forth in Section 8.20(a).

“Privileged Company Deal Communications” has the meaning set forth in Section 8.20(c).

“Privileged PTAC Deal Communications” has the meaning set forth in Section 8.20(d).

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity or arbitrator.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.19.

“PTAC” has the meaning set forth in the introductory paragraph to this Agreement.

“PTAC Advised Parties” has the meaning set forth in Section 8.20(b).

“PTAC Board” has the meaning set forth in Section 5.18(a).

“PTAC Class A Shares” means, at all times prior to the Effective Time, PTAC’s Class A common stock, par value $0.001 per share.

“PTAC Class B Shares” means, at all times prior to the Effective Time, PTAC’s Class B common stock, par value $0.001 per share.

“PTAC Common Shares” means, at or at all times immediately following the Effective Time, the shares of common stock of PTAC.

“PTAC Deal Communications” has the meaning set forth in Section 8.20(d).

“PTAC Excluded Expenses” means, as of any determination time, without duplication, the aggregate amount payable by PTAC, the Sponsor or any of their respective Affiliates for (a) commitment fees, commissions, original issue discounts or other fees, costs and expenses (including out of pocket expenses) relating to the PIPE Financing and/or Alternative PIPE Financing and/or any other third party financing pursuant to Section 5.7(b) (including any backstop commitment or debt financing), and (b) fees, expenses or commissions payable to any financial advisor, consultant, broker or finder in connection with the evaluation or arrangement of any PIPE Financing and/or Alternative PIPE Financing, in each case, as of such determination time. For the avoidance of doubt, PTAC Excluded Expenses shall not include any Company Expenses or PTAC Transaction Expenses.

“PTAC Financial Statements” means all of the financial statements of PTAC included in the PTAC SEC Reports.

“PTAC Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers) and 4.7(a) (Capitalization of the PTAC Parties).

“PTAC Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a PTAC Party to timely consummate the transactions by this Agreement or any Ancillary Document.

“PTAC Option” has the meaning set forth in Section 2.2(b)(i).

“PTAC Parties” means, collectively, PTAC and Merger Sub.

“PTAC Preferred Shares” means PTAC’s preferred stock, par value $0.001 per share.

“PTAC Restricted Shares” has the meaning set forth in Section 2.2(b)(iv).

“PTAC RSUs” has the meaning set forth in Section 2.2(b)(iii).

“PTAC Schedules” means the disclosure schedules to this Agreement delivered to the Company by PTAC on the date hereof.

“PTAC SEC Reports” has the meaning set forth in Section 4.8.

“PTAC Shareholder Approval” means the approval of each Transaction Proposal, at the PTAC Shareholders Meeting where a quorum is present, by the affirmative vote of holders of at least a majority of the votes cast by the Pre-Closing PTAC Holders present in person or represented by proxy at the PTAC Shareholders Meeting and entitled to vote on such matter.

“PTAC Shareholder Redemption” means the right of the holders of PTAC Class A Shares to redeem all or a portion of their PTAC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of PTAC.

“PTAC Shareholders Meeting” has the meaning set forth in Section 5.10.

“PTAC Shares” means, collectively, the PTAC Class A Shares, the PTAC Class B Shares and the PTAC Preferred Shares.

“PTAC Transaction Expenses” means (i) the deferred underwriting fees in the amount of $6,037,500 in connection with PTAC’s initial public offering, (ii) the aggregate amount of out-of-pocket fees, commissions, costs and expenses payable by PTAC (whether or not invoiced) and which are unpaid as of the Measurement Time of outside legal counsel, accountants, advisors, investment bankers or consultants (including Kirkland & Ellis LLP, Cantor Fitzgerald & Co., CohnReznick LLP, Aon, plc, John Burns Real Estate Consulting and Chord Advisors) in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, or (iii) to the extent not included in clauses (i) or (ii) of this definition, any Indebtedness for borrowed money of PTAC or its Subsidiaries as of the Measurement Time. Notwithstanding anything to the contrary contained herein, the PTAC Excluded Expenses, the PTAC Class B Shares and the PTAC Warrants shall not be considered PTAC Transaction Expenses.

“PTAC Warrants” means each warrant to purchase one (1) PTAC Class A Share at a price of $11.50 per share, subject to adjustment, as described in the PTAC SEC Reports.

“Public Distributions” has the meaning set forth in Section 8.19.

“Public Shareholders” has the meaning set forth in Section 8.19.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Redemption Value Price” means (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the PTAC Shareholder Redemption) as of two (2) Business Days prior to the Closing Date, including interest not previously released to PTAC to pay Taxes of PTAC divided by (ii) the total number of then issued and outstanding PTAC Class A Shares (without giving effect to the PTAC Shareholder Redemption).

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Shareholder Approval” means the approval of the Merger Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) by at least the number of Company Common Stock then outstanding following the consummation of the Company Preferred Conversion required pursuant to the DGCL, the Company’s Governing Documents and any other Contract to which the Company is party of otherwise bound.

“Restricted Cash” means restricted cash as determined in accordance with GAAP.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Schedules and the PTAC Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any cyber or security incident that could have an impact on the security, confidentiality, integrity or availability of a Company IT System, (including any data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that jeopardizes the confidentiality, integrity, or availability of Personal Data and requires notification to any person or governmental entity under applicable Data Privacy and Security Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) Data; (c) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means HC PropTech Partners I LLC.

“Sponsor Warrants” has the meaning set forth in the recitals to this Agreement.

“Stock Price Earn Out Statement” has the meaning set forth in Section 2.6(f).

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). For the avoidance of doubt, the entities on Section 1.1(e) of the Company Schedules shall not be considered Subsidiaries of the Company for any purpose. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Supporting Pre-Closing Holder” has the meaning set forth in Section 2.2(f).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Target Net Working Capital” means (negative $6,927,000).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.16(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

 “Total Merger Consideration” has the meaning set forth in Section 2.2(c).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the PTAC Common Shares are actually traded on the principal securities exchange or securities market on which the PTAC Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PTAC Common Shares is greater than or equal to $18.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PTAC Common Shares is greater than or equal to $20.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the PTAC Common Shares is greater than or equal to $22.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 8.19.

“Trust Account Released Claims” has the meaning set forth in Section 8.19.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“Underwater Warrant” means any Company Warrant where the exercise price of such Company Warrant is less than the Closing Merger Consideration allocated to such Company Warrant, as applicable, pursuant to the Allocation Schedule.

“Unpaid Alternative Transaction Expenses” means, as of the Measurement Time, all costs, fees, commissions and expenses incurred by or on behalf of any Group Company, any Pre-Closing Holder or other Person (to the extent payable or reimbursable by any Group Company) related to any Acquisition Proposal (whether or not invoiced, and including costs, fees, commissions and expenses of the nature set forth herein that are incurred or payable due to entry into this Agreement or Ancillary Document or consummation of the transactions contemplated hereby and thereby but result from any Acquisition Proposal whether or not such Acquisition Proposal is prior to, on or following the date hereof), including any process to evaluate any Acquisition Proposal and/or the preparation for and negotiation of any Acquisition Proposal, and including (a) the costs, fees and expenses of any counsel, accountant, advisor, investment banker or other similar third party, (b) any broker or finder’s fee paid or payable with respect to any Acquisition Proposal, and (c) any stay, retention, transaction, change of control or other bonuses, compensation, severance or amounts paid or payable by the Company or any Subsidiary in connection with any Acquisition Proposal (including, in each case, the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes that are imposed on such amounts, without duplication of any amounts included in Indebtedness).

“Waived 280G Benefits” has the meaning set forth in Section 5.20.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Cancelation Agreement” has the meaning set forth in Section 2.3(c).

“Written Consent” has the meaning set forth in Section 5.16(a).

Article 2
PURCHASE AND SALE

Section 2.1 Merger; Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, PTAC, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form attached as Exhibit G (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Merger”) executed by Merger Sub and the Company in accordance with the relevant provisions of the DGCL, such Merger to be consummated as of the Effective Time. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of PTAC.

(b) At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Constituent Corporations in accordance with the applicable provisions of the DGCL.

(c) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time (i) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or (ii) by electronic exchange of executed documents, on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as PTAC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, PTAC and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by PTAC and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(d) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial directors of the Surviving Corporation shall be the individuals set forth on Section 2.1(e) of the PTAC Schedules and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.2 Effect of the Merger; Allocation of Total Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each share of (x) Company Common Stock (a “Company Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Company Restricted Shares (which shall be treated in accordance with Section 2.2(b)(iv)), and shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the Merger and shall not constitute “Company Common Shares” hereunder) shall be canceled and converted into and become the right to receive the applicable portion of the Total Merger Consideration, as determined pursuant to Section 2.3; and (ii) each Company Warrant (other than any Underwater Warrant) that is unexercised and outstanding immediately prior to the Effective Time, shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Total Merger Consideration, as determined pursuant to Section 2.3 (all such Company Warrants, the “Canceled Warrants”). All Company Warrants that are Underwater Warrants shall be canceled for no consideration and the holder thereof shall have no further rights to such canceled Underwater Warrant, nor will the Company, any Subsidiary of the Company, the Surviving Corporation or any of its and their respective Affiliates have any liability with respect thereto.

(b) Treatment of Outstanding Equity Awards.

(i) Company Options Held by Current Service Providers. As of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a Pre-Closing Holder who is providing services to the Company immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, PTAC or the Pre-Closing Holder thereof, be assumed and converted into an option (a “PTAC Option”) with respect to a number of PTAC Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per PTAC Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Option Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule; provided that the exercise price and the number of PTAC Common Shares subject to the PTAC Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each PTAC Option shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the Effective Time. In addition, immediately prior to the Effective Time each active employee of the Company who is a Pre-Closing Holder (an “Employee Earn Out Recipient”) who holds a Company Option shall receive such Pre-Closing Holder’s allocation of the Earn Out Shares, provided that the vesting conditions for any such Employee Earn Out Recipient shall also require that such Employee Earn Out Recipient remains in continuous employment through the applicable vesting date.

(ii) Company Options Held by Former Service Providers. Immediately prior to the Effective Time, each Company Option that is outstanding at such time and held by a Pre-Closing Holder who is not then providing services to the Company shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, PTAC or the Pre-Closing Holder thereof, be converted into a number of Company Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, to the extent vested and exercisable, minus the number of Company Common Shares that, when multiplied by the Per Common Share Value, have a value equal to the aggregate exercise price and applicable withholding taxes payable upon the exercise of such Company Option, and rounded down to the nearest whole share, as set forth on the Allocation Schedule.

(iii) Company RSUs. As of the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, PTAC or the Pre-Closing Holder thereof, be assumed and converted into the right to receive an award of restricted stock units denominated in a number of PTAC Common Shares (“PTAC RSUs”) equal to the number of Company Common Shares subject to such Company RSU award immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule. Except as otherwise provided in this Section 2.2(b)(iii), each award of PTAC RSUs shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company RSU award agreement, as in effect immediately prior to the Effective Time. In addition, immediately prior to the Effective Time each Employee Earn Out Recipient who holds a Company RSU shall receive such Pre-Closing Holder’s allocation of the Earn Out Shares, provided that the vesting conditions for any Employee Earn Out Recipient shall also require that such Employee Earn Out Recipient remains in continuous employment through the applicable vesting date.

(iv) Company Restricted Shares. As of the Effective Time, each award of Company Restricted Shares that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, PTAC or the Pre-Closing Holder thereof, be assumed and converted into the right to receive an award of restricted shares denominated in a number of PTAC Common Shares (“PTAC Restricted Shares”) equal to the number of Company Common Shares subject to such Company Restricted Shares award immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule. Except as otherwise provided in this Section 2.2(b)(iv), each award of PTAC Restricted Shares shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company Restricted Shares award agreement, as in effect immediately prior to the Effective Time. In addition, immediately prior to the Effective Time each Employee Earn Out Recipient who holds Company Restricted Shares shall receive such Pre-Closing Holder’s allocation of the Earn Out Shares, provided that the vesting conditions for any Employee Earn Out Recipient shall also require that such Employee Earn Out Recipient remains in continuous employment through the applicable vesting date.

(v) Prior to the Effective Time, the board of directors of the Company (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options, Company RSUs and Company Restricted Shares as contemplated by this Section 2.2(b).

(c) Total Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in the Merger (the “Total Merger Consideration”) shall consist of: (i) the Closing Merger Consideration apportioned between cash and PTAC Common Shares in the following manner: (x) cash in an amount as determined pursuant to Exhibit K (the “Aggregate Cash Consideration”) and (y) a number of PTAC Common Shares equal to the quotient obtained by dividing (A) the Closing Merger Consideration minus the Aggregate Cash Consideration by (B) the Redemption Value Price (the “Aggregate Stock Consideration”), and (ii) 5,000,000 Earn Out Shares (divided into allotments of 1,666,667 $18 Earn Out Shares, 1,666,667 $20 Earn Out Shares and 1,666,666 $22 Earn Out Shares as further described in Section 2.6). Notwithstanding anything in this Agreement to the contrary, (1) for purposes of calculating the Closing Merger Consideration, neither Closing Date Indebtedness nor Unpaid Alternative Transaction Expenses shall be reduced by any payments made in respect thereof after the Measurement Time and prior to the Effective Time that has the effect of reducing Cash, and (2) PTAC shall be entitled to rely on the Allocation Schedule and shall not be liable to any Pre-Closing Holder for the amount of any payment to such Pre-Closing Holder made in accordance with the Allocation Schedule or the calculation of any such amount.

(d) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional PTAC Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PTAC. In lieu of any fractional shares, PTAC shall pay each Pre-Closing Holder entitled to any portion of PTAC Common Shares, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Equity Securities held at the Effective Time by such holder) would otherwise be entitled by (ii) the Redemption Value Price.

(e) Adjustment to Aggregate Stock Consideration. The Aggregate Stock Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into PTAC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of PTAC Common Shares outstanding after the date hereof and prior to the Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Aggregate Stock Consideration.

(f) Allocation Schedule. The Company acknowledges and agrees that (i) the Total Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the schedule to be delivered to PTAC in connection with the Closing Statement pursuant to Section 2.3(e) (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses, telephone numbers and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) with respect to any Pre-Closing Holder that is a holder of Canceled Warrants, the aggregate exercise price payable for such Pre-Closing Holder with respect to such Canceled Warrants, (D) the portion of the Total Merger Consideration allocated to each Pre-Closing Holder (divided into the portion of the Aggregate Stock Consideration, and the Earn Out Shares and the Cash Funding Amount payable to such Pre-Closing Holder), (E) with respect to each Pre-Closing Holder of Company Options, the number of PTAC Common Shares subject to, and the exercise price per PTAC Common Share of, each PTAC Option, (F) with respect to each Pre-Closing Holder of a Company RSU award, the number of PTAC Common Shares subject to the PTAC RSU award (G) with respect to each Pre-Closing Holder of Company Restricted Shares, the number of PTAC Common Shares subject to such Company Restricted Shares and (H) the number of Earn Out Shares to be issued to each Pre-Closing Holder upon the occurrence of each Triggering Event set forth in Section 2.6, and (iii) is and will otherwise be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Total Merger Consideration on the Closing Date in accordance with the Allocation Schedule, PTAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Total Merger Consideration), and none of them shall have (i) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Total Merger Consideration), or (ii) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases PTAC and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Total Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. The Company acknowledges and agrees that as of the date hereof certain Pre-Closing Holders have entered into Support Agreements, and following the date hereof, other Pre-Closing Holders may enter into additional Support Agreements (each, a “Supporting Pre-Closing Holder”), and the Company covenants and agrees that the Allocation Schedule shall not contain any reductions to the Applicable Company Stock Percentage of any Supporting Pre-Closing Holder, or all Supporting Pre-Closing Holders taken as a whole.

(g) Notwithstanding any provision of this Agreement to the contrary, any Company Stock for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive (A) the portion of Total Merger Consideration applicable to such Dissenting Shares and (B) the applicable Earn Out Shares to the extent payable as provided herein, in each case, in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of PTAC. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive (x) the portion of Total Merger Consideration applicable to such Dissenting Shares and (y) the applicable number of Earn Out Shares to the extent payable as provided herein, in each case, in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of any Certificates in accordance with Section 2.3(c). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give PTAC prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and PTAC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of PTAC (prior to the Closing) or the Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Total Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to PTAC upon demand.

Section 2.3 Payment of Total Merger Consideration; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the Effective Time, PTAC shall deposit with an exchange agent (the “Exchange Agent”) mutually selected by PTAC and the Company, (i) the number of PTAC Common Shares equal to the Aggregate Stock Consideration, (ii) the Earn Out Shares, and (iii) the Aggregate Cash Consideration (the cash so deposited with the Exchange Agent pursuant to this clause (iii), the “Cash Funding Amount”).

(b) Payment of Certain Indebtedness. At the Closing, PTAC shall pay, or cause to be paid, by wire transfer of immediately available funds, the Indebtedness in accordance with Section 2.3(b) of the Company Schedules pursuant to the payment instruments set forth in such Pay-Off Letters.

(c) Letter of Transmittal. Prior to the Closing Date and in accordance with Section 5.16 of this Agreement, the Company shall deliver to each Pre-Closing Holder of Company Stock and Company Warrants a Letter Of Transmittal and/or a warrant cancelation acknowledgment in substantially the form attached hereto as Exhibit H (or as may otherwise be reasonably agreed between PTAC and the Company) (the “Warrant Cancelation Agreement”), together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal and/or a Warrant Cancelation Agreement to the Company and the Exchange Agent no less than ten (10) Business Days prior to the Closing. At the Effective Time, (i) each Pre-Closing Holder of an outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal), and (ii) each Pre-Closing Holder of Company Warrants, who has delivered a Warrant Cancelation Agreement to the Company and the Exchange Agent in accordance with the above timelines prior to the Closing shall be entitled to receive the Total Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the Effective Time. Promptly after the Effective Time, PTAC shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder of Company Stock that did not receive a Company Stockholder Package pursuant to Section 5.16, a Letter of Transmittal and/or a Warrant Cancelation Agreement for use in such exchange. Following surrender of Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in the case of Pre-Closing Holders of Company Stock, and/or delivery of a Warrant Cancelation Agreement to the Company and the Exchange Agent in the case of Pre-Closing Holders of Company Warrants, in each case following the Closing, such Pre-Closing Holders shall be entitled to receive the Total Merger Consideration in accordance with the Allocation Schedule within ten (10) Business Days following such surrender and/or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal or Warrant Cancelation Agreement.

(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

(e) Closing Amounts. On the date that is twelve (12) Business Days prior to the Closing Date, PTAC shall deliver to the Company a written statement setting forth its good faith estimate and calculation of any Excess PTAC Transaction Expenses. On the date that is ten (10) Business Days prior to the Closing Date, the Company shall deliver to PTAC a written statement (“Closing Statement”) setting forth (i) its good faith calculation of (A) Net Working Capital, (B) Closing Date Indebtedness, (C) Cash, and (D) Unpaid Alternative Transaction Expenses, (ii) the Company’s calculation of the Closing Merger Consideration and (iii) the Allocation Schedule, in each case, including a detailed itemization of the components thereof, and determined in a manner consistent with the definitions thereof and the Accounting Principles, to the extent included in the applicable definition. Following PTAC’s receipt of the Closing Statement and through the Closing Date, PTAC shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by PTAC, and the Company and PTAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the Closing Merger Consideration and each of the components of the Closing Merger Consideration (and any updates or revisions as may be agreed to by the Company and PTAC shall be included in the Closing Statement). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with PTAC and its Representatives to the extent related to its review of the Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Closing Statement and reasonably requested by PTAC or its Representatives in connection with such review; provided that PTAC shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company in connection with any such access.

Section 2.4 Exchange Agent. Promptly following the date that is one year after the Effective Time, PTAC shall instruct the Exchange Agent to deliver to PTAC all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal or Warrant Cancelation Agreement may surrender such Certificate or deliver such Letter of Transmittal or Warrant Cancelation Agreement to PTAC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PTAC shall promptly pay, the portion of the Total Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of PTAC, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Total Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, PTAC, the Company, and the Exchange Agent shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that PTAC, the Company or the Exchange Agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law; provided, however, that PTAC will use reasonable efforts to provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings (x) with respect to amounts treated as compensation for applicable Tax purposes or (y) a failure to deliver the certificate referenced in Section 5.6(b)), such notice to include reasonable detail and the authority and method of calculation for the proposed deduction or withholding, and (a) PTAC and/or the applicable withholding agent shall consider in good faith any claim by the Company or the applicable Pre-Closing Holder that such deduction or withholding is not required or should be imposed at a reduced rate and (b) PTAC and/or the applicable withholding agent shall cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Earn-Out.

(a) At the Effective Time, in accordance with the provisions of Section 2.2(a), Section 2.2(b) and the Allocation Schedule, PTAC shall issue or cause to be issued to each Pre-Closing Holder, such Pre-Closing Holder’s proportionate allocation of 5,000,000 restricted PTAC Common Shares which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 and, in the case of such restricted PTAC Common Shares issued with respect to Company Options, Company RSUs or Company Restricted Shares, the vesting and forfeiture conditions provided for in Section 2.2(b) (collectively, the “Earn Out Shares”):

(i) 1,666,667 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$18 Earn Out Shares”);

(ii) 1,666,667 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$20 Earn Out Shares”); and

(iii) 1,666,666 Earn Out Shares will vest upon the occurrence of Triggering Event III (the “$22 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i) the Closing Price of the PTAC Common Shares is greater than or equal to $18.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $18 Earn Out Shares shall vest;

(ii) the Closing Price of the PTAC Common Shares is greater than or equal to $20.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $20 Earn Out Shares shall vest and, if not already vested, all of the $18 Earn Out Shares shall vest; and

(iii) the Closing Price of the PTAC Common Shares is greater than or equal to $22.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $22 Earn Out Shares shall vest and, if not already vested, all of the $18 Earn Out Shares and $20 Earn Out Shares shall vest.

(b) Subject to the limitations contemplated herein, each Pre-Closing Holder shall have all of the rights of a stockholder with respect to the Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Pre-Closing Holder or be subject to execution, attachment or similar process without the consent of PTAC, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void.

(c) If, at any time prior to the expiration of the Earn Out Period, any Employee Earn Out Recipient ceases, for any reason or no reason, to remain in continuous employment with a Group Company (a “Former Employee Earn Out Recipient”), all unvested Earn Out Shares issued with respect to any Company Options, Company RSUs or Company Restricted Shares and held by such Employee Earn Out Recipient shall be deemed to be automatically forfeited to PTAC and PTAC shall then distribute such Earn Out Shares to the other Pre-Closing Holders on a pro rata basis based upon the allocation of Earn Out Shares as of the Closing Date (but disregarding any Earn Out Shares issued to a Former Employee Earn Out Recipient with respect to any Company Options, Company RSUs or Company Restricted Shares held by such Former Employee Earn Out Recipient). Any Earn Out Shares distributed to Employee Earn Out Recipients in accordance with the provisions of this Section 2.6(c) shall be granted to such individuals pursuant to the New Incentive Plan.

(d) The Earn Out Shares shall also be subject to the forfeiture provisions set forth on Section 2.6(d) of the Company Schedules.

(e) If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Earn out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to PTAC and shall be cancelled by PTAC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earn Out Shares shall be entitled to any dividends or distributions made to the holders of PTAC Common Shares and shall be entitled to the voting rights generally granted to holders of PTAC Common Shares.

(f) In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within five (5) Business Days), the Sponsor (on behalf of PTAC) will deliver to the Holder Representative a written statement (each, a “Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule. The Holder Representative may deliver written notice to the Sponsor (on behalf of PTAC) on or prior to the fifteenth (15th) day after receipt of a Stock Price Earn Out Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Holder Representative fails to deliver such written notice in such fifteen (15) day period, then the Pre-Closing Holders will be deemed to have waived their right to contest such Stock Price Earn Out Statement and the calculations set forth therein. If the Holder Representative provides the Sponsor with written notice of any objections to the Stock Price Earn Out Statement in such fifteen (15) day period, then the Holder Representative and the Sponsor (on behalf of PTAC) will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period the Holder Representative and the Sponsor (on behalf of PTAC) have not reached an agreement on any objections with respect to the Stock Price Earn Out Statement, then upon the written request of either party the parties will refer the dispute to an independent accountant of national standing as shall be mutually agreed upon in good faith by the Holder Representative and the Sponsor (on behalf of PTAC) for final resolution of the dispute as promptly as practicable. In the event the Sponsor fails to deliver the Stock Price Earn Out Statement within the five (5) Business Day period described above, a disinterested majority of the PTAC Board shall be entitled to deliver the Stock Price Earn Out Statement, and any disputes and the resolution process set forth in this Section 2.6(f) shall, in such circumstances, take place between a disinterested majority of the PTAC Board, on the one hand, and the Holder Representative on the other hand.

(g) In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period that will result in the holders of PTAC Common Shares receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale any such Triggering Event that has not previously occurred shall be and the related vesting conditions in Section 2.6(f) also shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred:

(i) if the Company Sale Price for acquisition of the PTAC Common Shares is greater than or equal to $18.00 per PTAC Common Share, the $18 Earn Out Shares shall be deemed to have fully vested (and the $20 Earn Out Shares and $22 Earn Out Shares shall be deemed forfeited and shall be cancelled by PTAC);

(ii) if the Company Sale Price for acquisition of the PTAC Common Shares is greater than or equal to $20.00 per PTAC Common Share, the $18 Earn Out Shares and the $20 Earn Out Shares shall be deemed to have vested (and the $22 Earn Out Shares shall be deemed forfeited and shall be cancelled by PTAC);

(iii) if the Company Sale Price for acquisition of the PTAC Common Shares is greater than or equal to $22.00 per PTAC Common Share, the $18 Earn Out Shares, the $20 Earn Out Shares and the $22 Earn Out Shares shall be deemed to have fully vested;

provided that if the Company Sale Price for acquisition of the PTAC Common Shares is less than $18.00 per PTAC Common Share, then no Earn Out Shares shall be deemed to have vested and all such Earn Out Shares shall be deemed forfeited and shall be cancelled by PTAC.

(h) From and after the Closing until the expiration of the Earn Out Period, PTAC shall not, and shall not knowingly and intentionally cause any of its Subsidiaries (including the Group Companies) to, knowingly and intentionally take any actions in bad faith with the express intent of, and one of the primary purposes of which is to, avoid the occurrence of any Triggering Event.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the PTAC Parties, in each case, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to PTAC, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

(c) To the Company’s knowledge, no Person (other than the Group Companies) is in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Company Option is or was eligible to be early exercised.

(b) Except for the Equity Rights set forth on Section 3.2(d) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, be subject to the transactions contemplated by Section 2.2) or as is set forth in Company’s Governing Documents or the Company Shareholder Agreements, as of the date hereof, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).

(c) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, (C) have been, in connection with their initial sale, offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and (D) to the knowledge of the Company, are free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(d) (i) Each Company Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Options have been issued in material compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles.

(e) Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, under any other Contract, with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(f) Except as set forth on Section 3.2(f), as of the date hereof, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(g) Except as is set forth on Section 3.2(g) of the Company Schedules, as of the date hereof, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(h) Section 3.2(g) of the Company Schedules sets forth a list of all components of Indebtedness set forth in clauses (a) through (h) and (k) of the definition thereof as of the date hereof, along with any indebtedness for borrowed money pursuant to the CARES Act, including the principal amount of such Indebtedness or indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income and cash flows of the Group Companies for the fiscal years then ended (the “Audited Financials”); and

(ii) unaudited consolidated balance sheets of the Group Companies as of each of December 31, 2019 (the “Latest Balance Sheet”) and May 31, 2020, and the related unaudited consolidated statements of income and cash flows of the Group Companies for the twelve- (12-) and five- (5-) month period (as applicable) then ended.

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none if which the Company reasonably believes are material, and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c)  (i) The audited consolidated balance sheet of the Group Companies as of December 31, 2019, December 31, 2018 and December 31, 2017 and the related audited consolidated statements of income and cash flows of the Group Companies for each of the periods then ended (the “Closing Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2020 and June 30, 2019 and the related unaudited consolidated statements of income and cash flows of the Group Companies for the six- (6-) month period then ended, when delivered following the date of this Agreement in accordance with Section 5.17, (w) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (x) will be prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, (y) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, and (z) in the case of the Closing Company Audited Financial Statements, will be audited in accordance with the standards of the PCAOB.

(d) Except (i) as set forth on the Latest Balance Sheet (including the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities disclosed in Section 3.4(d) of the Company Schedules, (v) Liabilities that would not be required to be set forth on a balance sheet prepared in accordance with the Accounting Principles, or (vi) for Liabilities that are not and would not reasonably be expected to be material to the Group Companies. No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. Since December 31, 2018, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. No Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings set forth on Section 3.5 of the Company Schedules, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement or (c) those the failure of which to obtain or make would not have, or be reasonably expected to have, a Company Material Adverse Effect. Neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated by hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of it properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as is not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits. The Group Companies hold all Permits necessary or required for the lawful conduct of their respective businesses or necessary or required to own, lease or operate any of the properties or assets of the Group Companies, other than any such Permits which if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Group Company Permits”). Except as set forth in Section 3.6 of the Company Schedules, (a) each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law; (b) each Group Company is, and since December 31, 2018 has been, in compliance with the terms of all Group Company Permits held by such Group Company; and (c) to the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Schedules sets forth a list of Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, the “Material Contracts”) that (A) will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant, or (B) is:

(i) any Contract relating to the components of Indebtedness of the Group Companies set forth in clauses (a) through (h), of the definition thereof;

(ii) any material equity joint venture or investment or other similar Contract;

(iii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iv) any Contract required to be disclosed on Section 3.19 of the Company Schedules;

(v) any settlement, conciliation or similar Contract relating to a material Proceeding of a Group Company that have been entered into on or after December 31, 2019 and (A) relate to the Telephone Consumer Protection Act and/or other similar Laws or (B) (1) contemplate payment by any Group Company of any amount in excess of $500,000 or (2) were brought by an equityholder or Affiliate of a Group Company; and

(vi) any employment, severance, retention, change of control or separation Contract with any current director, manager, officer, or employee of a Group Company whose annual base salary is in excess of $250,000.

(b) Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, since December 31, 2018 through the date hereof, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to PTAC.

Section 3.8 Absence of Changes. Except as set for the Section 3.8 of the Company Schedules, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action that would require the consent of PTAC under Section 5.1(b)(iii), Section 5.1(b)(iv) or Section 5.1(b)(v), or if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b), in each case excluding any deviations from the ordinary course of business of any Group Companies due to COVID-19 Changes.

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Schedules, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties or assets, (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $500,000) or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Group Companies. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company is (and since December 31, 2018 has been) in compliance in all material respects with all applicable Laws applicable to it or its business, operations or assets or properties. No Group Company has, since December 31, 2018 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, any applicable Laws. Since December 31, 2018, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan (excluding any employment agreement or offer letter that does not contain severance payments or benefits, transaction or retention-based bonuses or outstanding obligations for future grants of equity or equity-based awards). With respect to each Employee Benefit Plan, the Group Companies have provided PTAC with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan and trust documents; and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Group Company maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as set forth on Section 3.11(b) of the Company Schedules, no Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and to the Company’s knowledge no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending, or to the Company’s knowledge, threatened, material Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in material compliance with its terms and with the applicable requirements of ERISA, the Code, and other applicable Laws. To the Company’s knowledge, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2018 have been, operating in compliance in all respects with all Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or liability arising under, any Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(c) There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case that has resulted or would result in Liability under Environmental Laws for any Group Company except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property, and (ii) material unregistered Marks included in the Company Owned Intellectual Property. The material Company Registered Intellectual Property is valid, subsisting, and to the Company’s knowledge, enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens).

(b) A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable and sufficient written license to, all material Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will be owned by, licensed to or available for use by the Group Companies on terms and conditions the same in all material respects to those immediately prior to the Closing. No Group Company has granted any exclusive license with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person.

(c) All Persons who independently or jointly have materially contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written contract providing for (i) the maintenance, protection and non-disclosure by such Person of all Trade Secrets of all Group Companies and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company. Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession each Group Company, or of any written obligations with respect to such, and to the Company’s knowledge, no Person is in material breach of any contract referenced in this Section.

(d) (i) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of Company Products, does not infringe, misappropriate or violate, and has not since December 31, 2018, infringed, misappropriated, or violated any Intellectual Property of any other Person in any material respect, (ii) there is not, and there has not been since December 31, 2018, any Proceeding or other material claim pending or threatened in writing, or sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), Data Security Requirement, Security Incident, or Personal Data, and (iii) to the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property in any material respect. The representations and warranties set forth in this Section 3.13(d) are the only representations and warranties being made by Company in this Agreement with respect to infringement, misappropriation or violation of any other Person’s Intellectual Property.

(e) The Group Companies possess all source code and other material documentation and materials necessary or useful to compile and operate the Company Products and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Company Products or otherwise included in the Company Owned Intellectual Property to any Person, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(f)  Each Group Company is in material compliance with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Open Source Software, and in particular the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems. The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.14 Labor Matters.

(a) Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors of each Group Company, except in the case of clauses (i) and (ii) above, as would have, or be reasonably expected to have, a Company Material Adverse Effect.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any material Liability under WARN as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(b) of the Company Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred within the past six (6) months or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any employment-related Liability with respect to COVID-19 that has been, or would reasonably be expected to be, material to the Group Companies taken as a whole.

(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any material consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly, thoroughly, and impartially investigated all material allegations of sexual harassment, or other discrimination, retaliation or material and written policy violations of which any the Group Companies were made aware. With respect to each such material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(e) Since December 31, 2018, (i) the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, and (ii) no Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”). Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(f) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company, except in each case as would not have, or not be reasonably expected to have, a Company Material Adverse Effect

Section 3.15 Insurance. All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No written notice of pending material premium increase, cancelation, termination or non-renewal has been received by any Group Company with respect to any such policy except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No Group Company has a self-insurance or co-insurance program.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

(c) No Group Company is currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to Taxes (a “Tax Proceeding”), and no Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) No Group Company has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(n) Each Group Company has (i) materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(o) All material reports or filings required to be filed by or with respect to each Group Company relating to escheat and/or abandoned or unclaimed property have been timely filed with the appropriate Governmental Entity, and all such reports or filings are true, complete and correct in all material respects. Each Group Company has timely paid, remitted, or otherwise turned over to the appropriate Governmental Entity all material property subject to escheat and/or abandoned or unclaimed property Laws and has otherwise complied in all material respects with all applicable escheat and/or abandoned or unclaimed property Laws.

Section 3.17 Brokers. Section 3.17 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not have, or would be reasonably expected not to have, a Company Material Adverse Effect. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any (x) officer, director of or equityholder of any Group Company or (y) any immediate family member of the foregoing Persons (provided that in the case of this clause (y), if an equityholder is not an officer or director of a Group Company, only if such equityholder is the direct or beneficial owner of more than 5% of the outstanding equity of a Group Company), on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b) (all such Contracts, “Pre-Closing Holder Related Party Transactions”). No Pre-Closing Holder Related Party since December 31, 2018, has been a party to any transaction with any Group Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No Pre-Closing Holder Related Party (A) owns any interest in any asset used in the Business or in any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)).

Section 3.20 Data Privacy and Security Requirements.

(a) The Group Companies are and, since December 31, 2018, have been in material compliance with all Data Privacy and Security Requirements, Except as set forth on Section 3.20 to the Company Schedules, there have been no material Security Incidents since December 31, 2018 with respect to any Company IT Systems, Business Data, or Company Products or otherwise related to the Business. The Group Companies have implemented and maintain necessary and commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures to encrypt all transmission of material Business Data on or from Company IT Systems. In the last twelve (12) months, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. The Company IT Systems do not contain any material unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine, collectively, “Malicious Code”) or material defects, technical concerns or problems that would cause any Company IT System to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(b) The Group Companies (i) engage and have engaged in, directly or indirectly, Data Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and Contract, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data.  The Group Companies have, with respect to all such that is subjected to any Processing directly or indirectly in connection with any Business, all rights necessary to conduct the operation of such Business as then-currently conducted, in all material respects.

(c) None of the Group Companies has received any written communication from any Person from whom it licenses, acquires or purchases any material Data (such arrangements, “Material Data Supply Agreements”) to the effect that any, and to the Company’s knowledge no, Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides under any Material Data Supply Agreements to) any Group Company. No Group Company is in material breach of any Material Data Supply Agreements.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies, nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2015, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in subsections (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in subsections (i) – (iii) or any country or territory which is or has, since December 31, 2015, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Proceedings, filings, Orders, inquiries or governmental investigations.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing: (a) in the Registration Statement / Proxy Statement will, when the Registration / Proxy Statement is declared effective or when the Registration / Proxy Statement is mailed to shareholders of PTAC, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of PTAC or its Affiliates.

Section 3.23 Indebtedness. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, there will be no “Default”, “Event of Default” or similar event that has occurred and is continuing with respect to the indebtedness for borrowed money of the Group Companies to the extent such indebtedness: (1) will be “Assumed Indebtedness” in accordance with and as designated on Section 2.3(b) of the Company Schedules or (2) is indebtedness set forth on Section 1.1(b) (Excluded Indebtedness) of the Company Schedules.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the PTAC Parties and (ii) it has been furnished with or given access to such documents and information about the PTAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party and no other representations or warranties of any PTAC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party, no PTAC Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the PTAC parties OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3, Section 8.18 OR THE ANCILLARY DOCUMENTS, NONE OF The Company OR ANY OTHER PERSON MAKES, AND the company EXPRESSLY DISCLAIMS (ON HIS, HER OR ITS own BEHALF AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND the company SPECIFICALLY DISCLAIMS (ON HIS, HER OR ITS own BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF The PTAC Parties SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 3, Section 8.18 AND THE ANCILLARY DOCUMENTS.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE PTAC PARTIES

Except as set forth (a) subject to Section 8.8, on the PTAC Schedules or (b) in any PTAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each PTAC Party hereby represents and warrants on behalf of itself to the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. Such PTAC Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a PTAC Material Adverse Effect.

Section 4.2 Authority. Such PTAC Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such PTAC Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the PTAC Shareholder Approval and the Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such PTAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such PTAC Party. This Agreement has been and each Ancillary Document to which such PTAC Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such PTAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such PTAC Party (assuming this Agreement has been and the Ancillary Documents to which such PTAC Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such PTAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such PTAC Party is or will be a party or bound, or the consummation by such PTAC Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the PTAC Shareholder Approval, (d) the filings, notices or other actions contemplated by Section 5.15 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a PTAC Material Adverse Effect. Neither the execution, delivery and performance by such PTAC Party of this Agreement nor the Ancillary Documents to which such PTAC Party is or will be a party nor the consummation by such PTAC Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such PTAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such PTAC Party is a party or by which any such PTAC Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such PTAC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such PTAC Party, except in the case of clauses (ii) though (iv) above, as would not have, or be reasonably expected to have, a PTAC Material Adverse Effect.

Section 4.4 Brokers. Section 4.4 of the PTAC Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the PTAC Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Financing. Attached hereto as Exhibit I are true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Financing to PTAC in connection with the transactions contemplated by this Agreement. Each Subscription Agreement is a legal, valid, and binding agreement of PTAC and, to the knowledge of PTAC, the other parties thereto. As of the date hereof, each commitment of PIPE Financing is in full force and effect, and no commitment of PIPE Financing has been withdrawn, rescinded, or terminated. As of the date hereof, PTAC is not in breach of any of the terms or conditions in the Subscription Agreements nor has any PIPE Investor party thereto notified PTAC of its own breach of any of the terms or conditions under any Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach by PTAC of the terms or conditions in the Subscription Agreements. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the PIPE Financing Amount, other than as set forth in the Subscription Agreements. There are no other agreements, side letters or arrangements between PTAC and any PIPE Investor relating to any Subscription Agreement which could affect the obligation of the PIPE Investors to contribute to PTAC the applicable portion of the PIPE Financing set forth in the Subscription Agreements, and, as of the date hereof, PTAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing not being available to PTAC, at the Closing.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of such PTAC Party expressly for inclusion or incorporation by reference: (a) in the Registration Statement / Proxy Statement will, when the Registration / Proxy Statement is declared effective or when the Registration / Proxy Statement is mailed to the Pre-Closing PTAC Holders, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.7 Capitalization of the PTAC Parties.

(a) Section 4.7(a) of the PTAC Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding PTAC Shares and PTAC Warrants. All outstanding PTAC Shares and PTAC Warrants have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of PTAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of PTAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in PTAC’s Governing Documents (including the PTAC Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require PTAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTAC Shares or PTAC Warrants or securities convertible into or exchangeable for PTAC Shares or PTAC Warrants, and, except as expressly contemplated by this Agreement the Ancillary Documents, and PTAC’s Governing Documents there is no obligation of PTAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTAC Shares or PTAC Warrants or securities convertible into or exchangeable for PTAC Shares or PTAC Warrants.

(b) As of the date hereof, PTAC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.8 SEC Filings. PTAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “PTAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional PTAC SEC Reports”). Each of the PTAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional PTAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the PTAC SEC Reports or the Additional PTAC SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PTAC SEC Reports. The PTAC SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any PTAC SEC Report has been superseded by a later timely filed PTAC SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.9 Trust Account. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Account Agreement, dated November 21, 2019, by and between PTAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PTAC SEC Reports to be inaccurate in any material respect or, to PTAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) Pre-Closing PTAC Holders who shall have elected to redeem their PTAC Class A Shares pursuant to the Governing Documents of PTAC or (c) if PTAC fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, PTAC (in limited amounts to permit PTAC to pay the expenses of the Trust Account’s liquidation and dissolution) and then PTAC’s public shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of PTAC and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. As of the date hereof, the Trust Account consists of no less than $173,211,557.81. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in the second sentence of Section 8.19.

Section 4.10 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to PTAC’s knowledge, threatened against or involving (a) any PTAC Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a PTAC Material Adverse Effect. No PTAC Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the PTAC Parties.

Section 4.11 Compliance with Applicable Law. Each PTAC Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have, or be reasonably expected to have, a PTAC Material Adverse Effect.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PTAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) PTAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PTAC’s financial reporting and the preparation of PTAC’s financial statements for external purposes in accordance with GAAP and (ii) PTAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to PTAC is made known to PTAC’s principal executive officer and principal financial officer by others within PTAC.

(b) PTAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date hereof, PTAC is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding PTAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of PTAC, threatened against PTAC by Nasdaq or the SEC with respect to any intention by such entity to deregister PTAC Class A Shares or prohibit or terminate the listing of PTAC Class A Shares on Nasdaq. PTAC has not taken any action that is designed to terminate the registration of PTAC Class A Shares under the Exchange Act.

(d) The PTAC SEC Reports contain true, correct, and complete copies of the applicable PTAC Financial Statements. The PTAC Financial Statements (i) fairly present in all material respects the financial position of PTAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited PTAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, PTAC has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of PTAC, (b) “material weakness” in the internal controls over financial reporting of PTAC or (c) fraud, whether or not material, that involves management or other employees of PTAC who have a significant role in the internal controls over financial reporting of PTAC.

Section 4.13 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.13 of the PTAC Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the PTAC Financial Statements included in the PTAC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the PTAC SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.14 or incurred in accordance with Section 5.14 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to PTAC, PTAC has no Liabilities.

Section 4.14 Tax Matters.

(a) PTAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and PTAC has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) PTAC is not currently the subject of a Tax Proceeding, and no Tax Proceeding with respect to PTAC is pending or has been threatened in writing. PTAC has not been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved.

(c) PTAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(d) PTAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).

(e) PTAC (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is PTAC) or (ii) does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(f) PTAC has not taken, has not agreed to take, and does not intend to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of PTAC, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of PTAC in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

Section 4.15 Investigation; No Other Representations.

(a) Such PTAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, such PTAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Section 8.18 and the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties (including each Support Agreement, each Letter of Transmittal and each Warrant Cancelation Agreement) and no other representations or warranties of the Company or any other Person, either express or implied, and such PTAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Section 8.18 and in the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties (including each Support Agreement, each Letter of Transmittal and each Warrant Cancelation Agreement), none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the company, the Holder Representative OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 and THE ANCILLARY DOCUMENTS, NO PTAC Party OR ANY OTHER PERSON MAKES, AND EACH PTAC party EXPRESSLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF its REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE equity SECURITIES, BUSINESSES OR ASSETS OF any PTAC party, AND EACH PTAC party SPECIFICALLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF its REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND the Company SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF and THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 and THE ANCILLARY DOCUMENTS.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as consented to in writing by PTAC, (v) as required to comply with COVID-19 Measures or (vi) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk on any of the Group Companies of COVID-19 or the COVID-19 Measures (in each case of clause (v) and/or clause (vi) of this Section 5.1(a), but only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures, operate the business of the Group Companies in the ordinary course, collectively the “COVID-19 Changes”).

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly required by this Agreement, as required by applicable Law, as set forth on Section 5.1(b) of the Company Schedules or as consented to in writing by PTAC (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii), (v), (xi), (xv) and (xvii) to the extent related to the immediately foregoing matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than (A) any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan and (B) the withholding of Equity Securities to satisfy applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof (provided that, for the avoidance of doubt, non-binding letters of interests with respect to any such purchase or acquisition will not be considered in violation of this Section 5.1(b) and such letters of interest will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters), except for the Approved Acquisition Targets and in accordance with the terms set forth in Section 5.1(b)(ii) of the Company Schedules;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Shareholder Agreements;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Business Intellectual Property), other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such trade secrets and other confidential information) or any source code;

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, except in each case (i) for awards granted under the Company Equity Plan in the ordinary course of business (including grants to new hires), to satisfy outstanding commitments to employees or service providers, or to implement special retention grants or milestone grant programs contemplated by the Company; provided that any such awards relating to more than 2,000,000 Company Common Shares shall be considered “Excess Awards” for purposes of Section 5.10, (ii) as the result of the exercise or conversion of or as otherwise granted in connection with any Equity Rights or Company Warrants outstanding as of the date hereof or (iii) in connection with the equity financing transactions (including the maximum amounts issuable) set forth in Section 5.1(b)(v) of the Company Schedules, and provided further that in each case of the foregoing clause (1) and including the equity financing transactions set forth in Section 5.1(b)(v) of the Company Schedules, the recipient of such Equity Securities shall deliver a Support Agreement (including a Conversion Written Consent) to each of the Company and PTAC as a condition to the receipt of such Equity Securities, or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act or as it relates to any Approved Acquisition Target), except pursuant to the proposed facilities set forth in Section 5.1(b)(vi) of the Company Schedules;

(vii) except in connection with the Approved Acquisition Targets and on the terms set forth in Section 5.1(b)(ii) of the Company Schedules, with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly-owned Group Company in the ordinary course of business and the reimbursement of expenses of employees in the ordinary course of business;

(viii) except as required under the terms of any Employee Benefit Plan of the Group Companies that is set forth on Section 3.11(a) of the Company Schedules (including any equity awards granted pursuant to Section 5.1(b)(v)(i)), as is in the ordinary course of business or in connection with the adoption of the Management Carve-Out Plan, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Group Companies or any benefit or compensation plan, policy, program or Contract that would be a material Employee Benefit Plan if in effect as of the date hereof, (B) increase, or agree to increase, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose annual base compensation exceeds or would exceed $250,000, (E) except as required by Law, with respect to a Group Company or any employees of the Group Companies, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Group Company, (F) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (G) with respect to a Group Company or any employees of the Group Companies, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;

(ix) make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, materially amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), or claim any Tax credits under Section 2301 of the Cares Act;

(x) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(xi) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xii) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding that is brought by or on behalf of any Pre-Closing Holder with respect to the transactions contemplated by this Agreement;

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xiv) change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.12) any Pre-Closing Holder Related Party Transactions;

(xvi) (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies;

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give PTAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement, (ii) request for early termination of the waiting period thereunder and (iii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act shall be Company Expenses. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of PTAC and the Company. PTAC agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require PTAC to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the PTAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any PTAC Party) or PTAC and its counsel (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any PTAC Party, the Company, or, in the case of the Company, PTAC, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any PTAC Party, the Company, or, in the case of the Company, PTAC, the opportunity to attend and participate in such meeting or discussion.

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to PTAC, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Expenses.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide, or cause to be provided, to PTAC and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies); provided that such access may be limited by the Group Companies in response to COVID-19 Changes to the extent reasonably necessary (1) to protect the health and safety of such Group Companies managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (2) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of (1) and (2), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to PTAC or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), or (ii) if any Group Company, on the one hand, and PTAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (C) Trade Secrets. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and PTAC, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a PTAC Party, or PTAC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, PTAC and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date hereof and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of PTAC (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and PTAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), PTAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and PTAC shall consider such comments in good faith. The Company, PTAC and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the after the Closing (but in any event within four (4) Business Days after the Closing), PTAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and PTAC shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and Holder Representative shall maintain, and shall cause their Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding PTAC or any of its Affiliates, including this Agreement and its terms and conditions (“PTAC Confidential Information”), to maintain such PTAC Confidential Information, in confidence, and such information shall not be disclosed or used by the Company, Holder Representative or its Affiliates for any purpose without PTAC’s prior written consent, unless such information is: (i) otherwise publicly available through no breach by the Company, Holder Representative or its Affiliates of this Section 5.4(c), (ii) required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify PTAC in advance of such disclosure, or (iii) disclosed or used in connection with any Proceeding to enforce the rights of the Company, Holder Representative or their respective Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) PTAC agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither PTAC nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall cause the Group Companies to purchase, at or prior to the Closing, and PTAC shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof with respect to matters occurring on or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If PTAC, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PTAC or such Group Company shall assume all of the obligations set forth in this Section 5.5.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PTAC and the Group Companies.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, Tax Proceedings, or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii) The PTAC Parties and the Company hereby adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, PTAC and the Company shall deliver to Kirkland & Ellis LLP and Sidley Austin LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement is declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Sidley Austin LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(iv) Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which Shareholder Approval has been obtained, PTAC and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of PTAC (“Newco”), with Newco being the surviving company in such merger.

(b) FIRPTA Certificate. PTAC hereby requests, and the Company shall deliver to PTAC prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification provided to the Internal Revenue Service regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.7 Financing.

(a) PTAC shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with PTAC in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to PTAC set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. PTAC shall give the Company prompt written notice upon having actual knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), PTAC shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of adversely affecting in any respect the ability of PTAC to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing contemplated in the Subscription Agreements such that the Aggregate PTAC Transaction Proceeds would not be sufficient to satisfy the condition set forth in Section 6.3(d).

(b) If all or any portion of the PIPE Financing becomes unavailable, (i) PTAC shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that PTAC is able to obtain any Alternative PIPE Financing, PTAC shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of PTAC Class A Shares containing terms and conditions not materially less favorable from the standpoint of PTAC and the Affiliates of PTAC party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of PTAC). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for PTAC Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, PTAC may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company, any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives and the Group Companies not to: (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or any of securities, business, properties or assets of the Company or any or all of its Subsidiaries, or other offers that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal”, provided that, no financing transaction specifically permitted pursuant to Section 5.1(b)(v) of the Company Schedules or Section 5.1(b)(vi) shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise, and for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal. The Company agrees to (A) notify PTAC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep PTAC fully informed on a current basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than PTAC and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party, and shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the PTAC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with the Company contemplated by this Agreement and the Ancillary Documents.

Section 5.9 Preparation of Registration Statement / Proxy Statement. As promptly as practicable after the date hereof, PTAC shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to PTAC pursuant to Section 5.17(a) (but in no event later than forty-eight (48) hours following such delivery thereof), file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the stockholders of PTAC at the PTAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by PTAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq) in which PTAC shall (a) provide the stockholders of PTAC with the opportunity to redeem the PTAC Class A Shares pursuant to a PTAC Shareholder Redemption, (b) solicit proxies from the stockholders of PTAC to vote at the Special Meeting in favor of the Transaction Proposals, (c) register under the Securities Act the PTAC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (d) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by PTAC’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by PTAC). PTAC shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). PTAC shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement; and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. Each of PTAC and the Company shall promptly furnish to the other all information concerning such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in any other statement, filing, notice or application made by or on behalf of PTAC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of PTAC and the Company shall promptly correct any information provided by it for use in the Registration Statement / Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. PTAC shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to PTAC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and PTAC’s Governing Documents. PTAC shall promptly advise the Company of (A) the time when PTAC has filed the preliminary Registration Statement / Proxy Statement, (B) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (C) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (E) the issuance of any stop order relating thereto or the suspension of the qualification of the PTAC Class A Shares for offering or sale in any jurisdiction (it being understood that PTAC shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), (F) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (G) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (1) the PTAC Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (2) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with PTAC and providing PTAC the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration / Proxy Statement will, at the time the Registration / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 PTAC Party Approvals.

(a) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within thirty (30) days of the effectiveness of the Registration Statement / Proxy Statement, PTAC shall (i) duly give notice of and (ii) duly convene and hold a meeting of its shareholders (the “PTAC Shareholders Meeting”), in each case in accordance with the Governing Documents of PTAC, applicable Law and the rules and regulations of the SEC and Nasdaq, for the purposes of obtaining the PTAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a PTAC Shareholder Redemption. PTAC shall, through its board of directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (B) approval of the Merger; (C) approval of the issuance of the Aggregate Stock Consideration and Earn Out Shares pursuant to Article 2; (D) adoption and approval of an incentive equity plan to be proposed by the Compensation Committee of the Company (with the participation of a Representative of PTAC) within the thirty (30) day period following the date hereof that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on PTAC Common Shares with a total pool of awards of PTAC Common Shares equal to the New Incentive Plan Size (“New Incentive Plan”); (E) adoption and approval of amendments to the Governing Documents of PTAC in substantially the form attached as Exhibit J hereto; (F) the appointment of the Sponsor Directors and the Company Directors to the PTAC Board in accordance with Section 5.18(b) and Section 5.18(c), respectively, and the designation of the classes of such appointees to the PTAC Board; (G) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by PTAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (H) the adjournment of the PTAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H) together, the “Transaction Proposals”); provided that PTAC may postpone or adjourn the PTAC Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the PTAC Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PTAC has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of PTAC prior to the PTAC Shareholders Meeting.

(b) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) days of the effectiveness of the Registration Statement / Proxy Statement, PTAC shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 251(c) of the DGCL and the Merger Sub’s Governing Documents.

Section 5.11 Closing Date Equity Grants.

(a) Subject to the approval of the New Incentive Plan by the shareholders of PTAC pursuant to Section 5.10, the PTAC Board shall approve grants of restricted stock, restricted stock units, stock options or any other type of equity compensation award authorized under the New Incentive Plan to employees and other service providers of the Company, to be effective at the Effective Time, with the recipients of such awards, the number of PTAC Common Shares subject to such awards, and the form of such awards to be specified by the Company at least ten (10) days prior to the Closing Date.

(b) PTAC shall issue PTAC Common Shares at the Effective Time to Financial Technology Partners, LP in accordance with Section 5.11(b) of the Company Schedules.

Section 5.12 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to PTAC) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.12 of the Company Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, PTAC) with respect thereto.

Section 5.13 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PTAC (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to PTAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.14 Conduct of Business of PTAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTAC shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the PTAC Common Shares and the PTAC Warrants on Nasdaq and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14 of the PTAC Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing, or as consented to in writing by the Company (such consent, other than in the case of (a), (b), (c), (d), or (g), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of PTAC or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of PTAC or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of PTAC or any of its Affiliates, other than, for the avoidance of doubt, for the PTAC Shareholder Redemption;

(c) incur, create or assume any Indebtedness for borrowed money;

(d) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, PTAC or any of its Subsidiaries;

(e) issue any Equity Securities of PTAC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of any of PTAC or any of its wholly-owned Subsidiaries;

(f) enter into, renew, modify or revise any PTAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a PTAC Related Party Transaction);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities Laws or (C) the listing of the PTAC Common Shares on Nasdaq;

(i) amend or modify the Trust Agreement; or

(j) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.14.

Section 5.15 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, PTAC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of PTAC pursuant to the PTAC Shareholder Redemption, (y) pay the amounts due to the underwriters of PTAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to PTAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.16 Stockholder Written Consent.

(a) Immediately following the occurrence of the Company Preferred Conversion, the Company shall take all actions necessary to obtain, and then deliver as promptly as practicable thereafter, an irrevocable written consent from each of the Pre-Closing Holders set forth on Exhibit E, who, collectively, for the avoidance of doubt, will hold at least a majority of the Company Common Stock then outstanding following the consummation of the Company Preferred Conversion, that approves this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) pursuant to Section 228(a) and 251(c) of the DGCL and the Company’s Governing Documents and the Company Shareholder Agreements (the “Written Consent”). The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholder Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining such Written Consent, including notice of the Company Preferred Conversion pursuant to the Conversion Written Consent. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to PTAC.

(b) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within ten (10) Business Days of the effectiveness of the Registration Statement / Proxy Statement, cause to be delivered to each Pre-Closing Holder a notice, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, written notice of the Mandatory Conversion Time in a manner consistent with Section 5.2 of the Company Charter (if not earlier provided), the proposed form of Written Consent, and, as applicable, the Registration Rights Agreement, a Letter of Transmittal and/or a Warrant Cancelation Agreement (“Company Stockholder Package”), stating (i) that the Board of Directors recommends that each holder of Company Stock approve the Merger by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. In addition to the foregoing, as promptly as practicable following the date hereof, the Company shall use its reasonable best efforts to request each other holder of Company Stock that has not executed and delivered a Support Agreement on the date hereof to enter into and deliver a Support Agreement substantially in the form attached as Exhibit - A.

Section 5.17 PCAOB Financials.

(a) The Company shall use reasonable best efforts to deliver to PTAC as promptly as practicable, (i) the Closing Company Audited Financial Statements, audited in accordance with the standards of the PCAOB and containing an report of the Company’s auditors qualified only as set forth on Section 5.17(a) of the Company Schedules and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of June 30, 2020 and June 30, 2019 that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTAC with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents (together with the Closing Company Audited Financial Statements, the “PCAOB Financials”). All such financial statements, together with any unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of June 30, 2020 and June 30, 2019 that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTAC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents, (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, and (D) in the case of the Closing Company Audited Financial Statements, will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Expenses.

(b) The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist PTAC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTAC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to PTAC unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the fiscal month following the date hereof and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within thirty (30) days following the end of each such month and with respect to quarterly financial statements, within thirty (30) days following the end of each such fiscal quarter (as applicable).

Section 5.18 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within its power as may be necessary or appropriate such that effective as of the Closing: (i) the board of directors of PTAC (the “PTAC Board”) shall consist of nine (9) directors; (ii) the Governing Documents of PTAC are substantially in the form attached as Exhibit J; (iii) the initial members of the PTAC Board are the individuals determined in accordance with Section 5.18(b) and Section 5.18(c), as applicable; (iv) the initial members of the compensation committee, audit committee and nominating committee of the PTAC Board are the individuals determined in accordance with Section 5.18(d); and (v) the officers of PTAC are the individuals determined in accordance with Section 5.18(e).

(b) Within thirty (30) days of the date hereof, PTAC shall provide to the Company a list of two (2) Persons who shall be a Class I and Class II Director (each as defined in the Governing Documents of PTAC), respectively on the PTAC Board effective as of the Closing (the “Sponsor Directors”). PTAC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, each of the two (2) individuals designated to the PTAC Board pursuant to this Section 5.18(b) must be Independent Directors, and in each case if the requirements set forth in this sentence are not met, PTAC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by PTAC.

(c) Within thirty (30) days of the date hereof, the Company shall provide to PTAC a list of seven (7) Persons who shall be directors on the PTAC Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of PTAC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least three (3) of the individuals designated to the PTAC Board pursuant to this Section 5.18(c) must be Independent Directors and at least one of such individuals (which may, for the avoidance of doubt, include an Independent Director) must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to PTAC, and in each case if the requirements set forth in this sentence are not met, PTAC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by PTAC.

(d) PTAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or PTAC) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration / Proxy Statement with the SEC, which, in the case of the compensation committee, shall include at least one (1) Sponsor Director.

(e) The Persons identified on Section 5.18(e) of the Company Schedules shall be the officers of PTAC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. PTAC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PTAC) to replace any individual set forth on Section 5.18(e) of the Company Schedules with any individual prior to the filing of the Registration / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

Section 5.19 Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to PTAC, be a PTAC Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (i) promptly inform PTAC in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements, and (ii) keep PTAC reasonably apprised of the status of any pending material Proceedings (including, for the avoidance of doubt, as they relate to the Telephone Consumer Protection Act and other similar Laws as well as any Proceedings pending or subsequently brought by any equityholder or Affiliate of a Group Company) and promptly deliver copies to PTAC of all material pleadings, motions and other documents relating thereto upon filing or delivering such pleadings, motions or other documents, or in the event the Company is the recipient of such pleadings, motions or other documents, promptly following such receipt; provided, however, that the Company may not deliver such documents if prohibited by Law or if delivery could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in each case, the Company shall, and shall cause the other Group Companies to, use best efforts to provide (1) such materials as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) and (2) such other information, in a manner without violating such privilege or Law). No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.

Section 5.20 Section 280G. To the extent PTAC and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to PTAC for its review and comment no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by PTAC. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to PTAC evidence reasonably acceptable to PTAC that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.21 Pay-Off Letters. The Company shall deliver to PTAC at least two (2) days prior to the Closing Date, customary pay-off letters (the “Pay-Off Letters”) in form and substance reasonably satisfactory to PTAC, with respect to the pay-off amounts of the Indebtedness to be repaid at Closing in accordance with Section 2.3(b) of the Company Schedules as indicated thereon, necessary to secure the automatic release of Liens and guarantees, as applicable, provided in connection with such Indebtedness upon the repayment of such Indebtedness, along with arrangements satisfactory to PTAC to file and/or deliver evidence of termination and/or release, as applicable, of such Liens and guarantees related to such Indebtedness, including security interests related to Intellectual Property recorded in the United States Patent and Trademark Office, United States Copyright Office, or any other authorized United States Intellectual Property registrar.

Section 5.22 Amendments to Agreements. As promptly as practicable following the date hereof, the Company shall use commercially reasonable efforts to amend any agreement to which it is a party (including each of the agreements set forth on Section 5.22 of the Company Schedules) that contains any outstanding “earn-out”, contingent purchase price, or other contingent or deferred payment obligation in the form of Company Stock, options to purchase Company Stock, or any similar right in respect of Company Stock, such that such “earn-out”, contingent purchase price, or other contingent or deferred payment obligation, option to purchase, or any similar right is extinguished effective as of the Effective Time, and replaced with a corresponding right to acquire a corresponding number of PTAC Common Shares at a price no less than the Redemption Value Price, in each case, in accordance with and subject to the terms and conditions (including the achievement of the required milestones) set forth in the applicable agreement.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the PTAC Class A Shares to be issued pursuant to this Agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the Closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;;

(e) the PTAC Shareholder Approval shall have been obtained and remain in full force and effect;

(f) the Required Company Shareholder Approval shall have been obtained and remain in full force and effect; and

(g) the Merger Sub Sole Stockholder Approval shall have been obtained and remain in full force and effect.

Section 6.2 Other Conditions to the Obligations of the PTAC Parties. The obligations of the PTAC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by PTAC (on behalf of itself and the other PTAC Parties) of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Sections 3.1(a) or 3.2(a) - (b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Sections 3.2(a) - (b) shall be true and correct ((x) without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein but (y) after giving effect to any Approved Revisions, in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the representations and warranties set forth in Sections 3.1(a) and clause (a) of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the other representations and warranties of the Company set forth in Article 3 (other than the representation and warranty set forth in clause (a) of Section 3.8) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(a)(iv)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to PTAC the following documents:

(i) certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in each case, in form and substance reasonably satisfactory to PTAC;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Holder Representative and the Exchange Agent;

(iv) the Written Consent shall have been obtained and remain in full force and effect; and

(v) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto; and

(e) the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the PTAC Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “PTAC Material Adverse Effect” or any similar limitations set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and (ii) the representations and warranties set forth in Article 4 (other than the PTAC Fundamental Representations), without giving effect to any limitation as to “materiality” or “PTAC Material Adverse Effect” or any similar limitations set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(ii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a PTAC Material Adverse Effect;

(b) the PTAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) at or prior to the Closing, PTAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of PTAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) the Investors Rights Agreement duly executed by PTAC and the Sponsor;

(iii) a copy of the Exchange Agent Agreement, duly executed by PTAC, the Sponsor and the Exchange Agent;

(iv) evidence that the Amended and Restated Charter of PTAC in the form included in Exhibit J (or with such changes as may be reasonably approved by the Company and PTAC) has been filed with the Secretary of State of Delaware; and

(v) a copy of the Registration Rights Agreement, duly executed by PTAC and the Sponsor; and

(d) the Aggregate PTAC Transaction Proceeds shall be equal to or greater than $100,000,000 (the “Minimum Cash Condition”).

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of PTAC and the Company;

(b) by PTAC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that no PTAC Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any PTAC Party has failed to perform any covenant or agreement on the part of such applicable PTAC Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to PTAC and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either PTAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2020 (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to PTAC if any PTAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, further, that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof (but in any case, no later than January 31, 2021), by any Governmental Entity or Nasdaq (including any specific request from any Governmental Entity or Nasdaq to delay filings or for additional time to review the transactions contemplated hereby) arising or resulting from COVID-19 or any COVID-19 Measures or any other epidemic, pandemic, public health emergency or disease outbreak or any other extraordinary or unusual event that is outside of the control of the parties or their respective Affiliates that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);

(e) by either PTAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either PTAC or the Company if the PTAC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, PTAC’s shareholders have duly voted, and the PTAC Shareholder Approval was not obtained; or

(g) by PTAC if the Conversion Written Consent is, at any time, no longer valid or is otherwise wholly or partially revoked or rescinded at any time.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for (i) a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud. Without limiting the foregoing, and except as provided in this Section 7.2 (including clause (i) and (ii) of the immediately preceding sentence, but subject to Section 8.19), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 7.

Article 8
MISCELLANEOUS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of PTAC (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of PTAC (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Notwithstanding anything in this Agreement to the contrary, no amendment or modification that is materially and disproportionately adverse to a Pre-Closing Holder relative to other Pre-Closing Holders holding the same class of Equity Securities in the Company (in each case, in their capacity as Pre-Closing Holders) shall be binding upon such disproportionately affected Pre-Closing Holders or any of the Parties unless the Pre-Closing Holders holding a majority of the adversely affected Company Common Shares, Company Preferred Shares, Company Options, Company RSUs, Company Warrants and/or Company Restricted Shares (as applicable, and in each case voting together as a separate class) consent to such amendment or modification.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any PTAC Party, prior to the Closing, or the Sponsor, to:

c/o PropTech Acquisition Corporation
3485 N. Pines Way, Suite 110
Wilson, WY 83014
Attention:   Thomas D. Hennessy
                    M. Joseph Beck
E-mail:        thennessy@hennessycapllc.com
                    jbeck@hennessycapllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Douglas Ryder, P.C.
                    Christian O. Nagler
                    Abhishek Kolay
E-mail:        douglas.ryder@kirkland.com

                    cnagler@kirkland.com

                    abhishek.kolay@kirkland.com

(b) If to the Company, to:

Porch.com, Inc.

2200 1st Avenue South

Seattle, WA 98134
Attention: Matt Ehrlichman, Chairman, Chief Executive Officer, and Co- Founder
E-mail: matt@porch.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attention: Joshua G. DuClos

E-mail: jduclos@sidley.com

Sidley Austin LLP
1 South Dearborn St
Chicago, IL 60603
Attention: Michael A. Heinz and Matthew D. Stoker

E-mail: mheinz@sidley.com and mstoker@sidley.com

(c) If to the Holder Representative, to:

Joe Hanauer

1200 S. Coast Highway

Suite 204

Laguna Beach, CA 92651

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and PTAC shall pay, or cause to be paid, all PTAC Excluded Expenses and all PTAC Transaction Expenses, and (b) if the Closing occurs, then PTAC shall pay, or cause to be paid, all Company Expenses, all PTAC Excluded Expenses and all PTAC Transaction Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to PTAC, any documents or other materials posted to the electronic data room located at < https://datasiteone.merrillcorp.com/manda/project/5eda8a2ab7f37511b1635273/content/index?mode=index> under the project name “Project Porch” as of 5:00 p.m., Eastern Time, at least five (5) Business Days prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Schedules or in the PTAC Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the PTAC Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the PTAC Schedules), as applicable, where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. In the event a subject matter is addressed in more than one representation and warranty, the Party relying on such representations and warranties shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Schedules or the PTAC Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Schedules or PTAC Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Total Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule (but subject to Section 8.18)), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Non Party Affiliates) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of Section 2.2(f), Section 2.2(g), Section 2.6(f), Section 5.4, Section 5.18, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 and Section 8.13, Section 8.14 and Section 8.18.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12 Knowledge of Company; Knowledge of PTAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules. For all purposes of this Agreement, the phrase “to PTAC’s knowledge” and “to the knowledge of PTAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the PTAC Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the PTAC Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of PTAC, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any PTAC Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any PTAC Party set forth herein, or (c) waive compliance by any PTAC Party with any of the agreements or conditions set forth herein. PTAC may (prior to the Closing) and the Sponsor may (after the Closing) (in either case, on behalf of itself, and any other PTAC Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or the Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or the Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Holder Representative.

(a) By consenting to this Agreement, executing a Letter of Transmittal or Warrant Cancelation Agreement, or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder appoints, authorizes and empowers Joe Hanauer to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of Section 2.6 and Section 8.20 under this Agreement and the Ancillary Documents following the Closing. Without limiting the generality of the foregoing, the Holder Representative shall have the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under this Agreement and the Ancillary Documents, including the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection therewith; (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, and other documents required or permitted to be given in connection with Section 2.6 and Section 8.20 of this Agreement, (iii) receive service of process in connection with any claims made pursuant to and Section 8.20 of this Agreement; (iv) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders in connection with Section 2.6 or Section 8.20 of this Agreement, and in connection therewith issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (v) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations pursuant to Section 2.6 or Section 8.20 of this Agreement, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (vi) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by Section 2.6 or Section 8.20 of this Agreement and all Ancillary Documents to which Holder Representative is party (including, for the avoidance of doubt, in connection with Article 2). Joe Hanauer hereby (i) accepts his appointment as the Holder Representative and authorization to act as attorney-in-fact and agent on behalf of each Pre-Closing Holder in accordance with the terms of this Section 8.18, and (ii) agrees to perform his obligations hereunder and thereunder and otherwise comply with this Section 8.18.

(b) PTAC, Sponsor, and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. PTAC and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with Section 2.6, or Section 8.20 or this Section 8.18. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative pursuant to Section 2.6, Section 8.20 or this Section 8.18 shall be deemed to have been delivered to all the Pre-Closing Holder. PTAC and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with Section 2.6, Section 8.20 or this Section 8.18, unless the same is made, given or executed by the Holder Representative.

(c) The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by Section 2.6, Section 8.20 or this Section 8.18. The grant of authority provided for herein (A) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (B) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Holder Representative may resign as the Holder Representative at any time by providing written notice to PTAC (prior to the Closing) or the Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative (who is reasonably acceptable to PTAC (prior to the Closing) or the Sponsor (after the Closing)) by the Pre-Closing Holders constituting a majority of the Company Stock immediately prior to the Effective Time. All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.

(d) The Holder Representative hereby represents and warrants on behalf of itself to each PTAC Party as of the date hereof and as of the Closing Date, as follows:

(i) The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.18(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.

(e) The Holder Representative shall be reimbursed for all such fees, costs, and expenses by the Company as Company Expenses.

Section 8.19 Trust Account Waiver. Reference is made to the final prospectus of PTAC, dated as of November 21, 2019, filed with the SEC (File No. 333-234512) on November 22, 2019 (the “Prospectus”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company acknowledge and agree and understand that PTAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of PTAC’s public shareholders (including overallotment shares acquired by PTAC’s underwriters, the “Public Shareholders”), and PTAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PTAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Holder Representative (on behalf of each Pre-Closing Holder) and the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Holder Representative, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement (“Public Distributions”), or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between PTAC or its Representatives, on the one hand, and any Pre-Closing Holder, the Holder Representative, the Company or any of his, her or its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Holder Representative (on behalf of each Pre-Closing Holder) and the Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with PTAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PTAC or its Affiliates).

Section 8.20 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Sidley Austin LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Kirkland & Ellis LLP (“Prior PTAC Counsel”) has acted as counsel to PTAC in various matters involving a range of issues and as counsel to PTAC in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, PTAC hereby irrevocably waives and agrees not to assert, and agree to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of the Holder Representative and/or any of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) Prior PTAC Counsel’s prior representation of PTAC and (iv) Prior PTAC Counsel’s representation of the Sponsor, any subsidiary of PTAC and/or any PTAC stockholders (collectively, the “PTAC Advised Parties”) prior to and after the Closing.

(c) PTAC further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by PTAC or the Surviving Corporation. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Holder Representative and the Company, shall be controlled by the Holder Representative on behalf of the Company and shall not pass to or be claimed by PTAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by PTAC or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Company Securityholders further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Prior PTAC Counsel, PTAC, any of the PTAC Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “PTAC Deal Communications”) shall be deemed to be retained and owned collectively by the PTAC Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by PTAC or the Surviving Corporation. All PTAC Deal Communications that are attorney-client privileged (the “Privileged PTAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by PTAC or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by PTAC or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between PTAC or the Surviving Corporation, on the one hand, and a third party other than the Holder Representative or the Sponsor on the other hand, PTAC or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged PTAC Deal Communications to such third party; provided, however, that neither PTAC nor the Surviving Corporation may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Holder Representative or (ii) Privileged PTAC Deal Communications without the prior written consent of the Sponsor. In the event that PTAC or the Surviving Corporation is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, PTAC shall immediately (and, in any event, within two (2) Business Days) notify the Holder Representative in writing (including by making specific reference to this Section 8.20) so that the Holder Representative can seek a protective order and (ii) the Privileged PTAC Deal Communications, PTAC shall immediately (and, in any event, within two (2) Business Days) notify the Sponsor in writing (including by making specific reference to this Section 8.20) so that the Sponsor can seek a protective order and, in either case, PTAC agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Holder Representative and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Surviving Corporation, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior PTAC Counsel constitute property of its clients, only the Sponsor and the PTAC Advised Parties shall hold such property rights and Prior PTAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged PTAC Deal Communications by reason of any attorney-client relationship between Prior PTAC Counsel, on the one hand, and PTAC, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) PTAC agrees on behalf of itself and the Surviving Corporation, (i) to the extent that PTAC or the Surviving Corporation receives or takes physical possession of any Company Deal Communications or PTAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, PTAC Advised Parties or any other Person, of the privileges or protections described in this Section 8.20, and (b) neither PTAC nor the Surviving Corporation shall assert any claim that any of the Company Advised Parties, PTAC Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or PTAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Holder Representative or the Sponsor, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that PTAC or the Surviving Corporation has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the PTAC Deal Communications from Prior PTAC Counsel so long as such PTAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

PROPTECH ACQUISITION CORPORATION

By:
Name:
Title:

PTAC MERGER SUB CORPORATION

By:
Name:
Title:

PORCH.COM, INC.

By:
Name:
Title:

HOLDER REPRESENTATIVE

By:
Name:
Title:

99